Exhibit 5.1

PROCOPIO 12544 High Bluff Drive Suite 400 San Diego, CA 92130 T. 858.720.6300 F. 619.235.0398

DEL MAR HEIGHTS Las Vegas orange county PHOENIX SAN DIEGO SILICON VALLEY

November 6, 2020

Logiq, Inc.

85 Broad Street, 16-079

New York, NY 10004

Re:	Registration Statement on Form S-8 Logiq, Inc. 2020 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Logiq, Inc., a Delaware corporation (the “Company”), in connection with the preparation for filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 2,000,000 shares of common stock, $0.0001 par value per share (the “Shares”), of the Company, pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectuses, other than as expressly stated herein with respect to the issuance of the Shares

We have examined the Plan and such corporate records, documents, instruments and certificates of the Company, and have reviewed such other documents as we have deemed relevant under the circumstances. In such examination, we have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied, without independent investigation, upon statements or certificates of public officials and officers of the Company. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Logiq, Inc.

November 6, 2020

Based upon, and subject to, the foregoing, and assuming that (i) the Company reserves for issuance under the Plan an adequate number of authorized and unissued shares of common stock, and (ii) when issued, the Shares are duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, (iii) each individual issuance, grant or award under the Plan is duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of applicable law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), and (iv) the consideration required to be paid in connection with the issuance and sale of the Shares under the Plan is actually received by the Company as provided in the Plan, we are of the opinion that the Shares, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Procopio, Cory, Hargreaves & Savitch LLP

Procopio, Cory, Hargreaves & Savitch LLP